EXHIBIT 3.1

TENTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIGHTCOVE INC.

Brightcove Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Brightcove Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was August 24, 2004 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Video Marketplace, Inc.

2. This Tenth Amended and Restated Certificate of Incorporation (the “Certificate”) amends, restates and integrates the provisions of the Ninth Amended and Restated Certificate of Incorporation that was filed with the Secretary of State of the State of Delaware on March 25, 2010 and amended by a Certificate of Amendment that was filed with the Secretary of State of the State of Delaware on February [    ], 2012 (as amended, the “Amended and Restated Certificate”), and was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The text of the Amended and Restated Certificate is hereby amended and restated in its entirety to provide as herein set forth in full.

ARTICLE I

The name of the Corporation is Brightcove Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of capital stock which the Corporation shall have authority to issue is 127,083,005, of which (i) 100,000,000 shares shall be a class designated as common stock, par value $0.001 per share (the “Common Stock”), (ii) 22,083,005 shall be a class designated as convertible preferred stock, par value $0.001 per share (the “Pre-IPO Preferred Stock”) and (iii) 5,000,000 shall be a class designated as undesignated preferred stock, par value $0.001 per share (the “Undesignated Preferred Stock”).

Except as otherwise provided in any certificate of designations of any series of Undesignated Preferred Stock, the number of authorized shares of the class of Common Stock or Undesignated Preferred Stock may from time to time be increased or decreased (but not below the number of shares of such class outstanding) by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation irrespective of the provisions of Section 242(b)(2) of the DGCL.

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article IV.

A. COMMON STOCK

Subject to all the rights, powers and preferences of the Pre-IPO Preferred Stock, the Undesignated Preferred Stock and except as provided by law or in this Certificate (or in any certificate of designations of any series of Undesignated Preferred Stock):

(a) the holders of the Common Stock shall have the exclusive right to vote for the election of directors of the Corporation (the “Directors”) and on all other matters requiring stockholder action, each outstanding share entitling the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL;

(b) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends, but only when and as declared by the Board of Directors or any authorized committee thereof; and

(c) upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock.

B. PRE-IPO PREFERRED STOCK

Designation. 5,375,000 shares of Pre-IPO Preferred Stock are designated as Series A Convertible Preferred Stock ( “Series A Preferred Stock”), 7,000,000 are designated as Series B Convertible Preferred Stock (“Series B Preferred Stock”), 7,392,163 are designated as Series C Convertible Preferred Stock (“Series C Preferred Stock”) and 2,315,842 are designated as Series D Convertible Preferred Stock (“Series D Preferred Stock”) and collectively with the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, “Series Preferred Stock”), with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations.

Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends. From and after the date of the issuance of any shares of Series A Preferred Stock, a cumulative dividend will accrue at a rate of six percent (6%) per annum per share based on the Series A Original Issue Price (as defined in Subsection 2(a)) of each such share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) (the “Series A Accruing Dividends”). From and after the date of the issuance of any shares of Series B Preferred Stock, a cumulative dividend will accrue at a rate of six percent (6%) per annum per share based on the Series B Original Issue Price (as defined in Subsection 2(b)) of each such share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) (the “Series B Accruing Dividends”). From and after the date of the issuance of any shares of Series C Preferred Stock, a cumulative dividend will accrue at a rate of six percent (6%) per annum per share based on the Series C Original Issue Price (as defined in Subsection 2(c)) of each such share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) (the “Series C Accruing Dividends”). From and after the date of the issuance of any shares of Series D Preferred Stock, a cumulative dividend will accrue at a rate of six percent (6%) per annum per share based on the Series D Original Issue Price (as defined in Subsection 2(d)) of each such share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) (the “Series D Accruing Dividends,” and collectively with the Series A Accruing Dividends, the Series B Accruing Dividends and the Series C Accruing Dividends, the “Accruing Dividends”). Accruing Dividends shall accrue from day to day, whether or not earned or declared, and shall be cumulative; provided however, that except as set forth in Section 6, the Corporation shall be under no obligation to pay such Accruing Dividends unless so declared by the Board of Directors. The Corporation shall pay the amount of the aggregate Accruing Dividends then accrued on shares of Series Preferred Stock and not previously paid promptly upon resolution by the Corporation’s Board of Directors declaring such dividend. The Corporation shall not declare, pay or set aside any dividends on any other shares of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless the holders of the Series Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series Preferred Stock and not previously paid plus (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, an amount equal to the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all such shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, an amount determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price or Series D Original Issue Price, as applicable. If at any time dividends then payable with respect to Series Preferred Stock cannot be paid in full, such payment will be distributed ratably among the holders of Series Preferred Stock based upon the aggregate unpaid dividends on such shares of Series Preferred Stock held by each such holder. Notwithstanding anything to the contrary set forth herein, payment of any dividends or distributions on the capital stock of the Corporation shall be subject to Subsection 3(c).

2. Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales.

a. Preferential Payments to Holders of Series A Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to the Corporation’s stockholders, subject to the right of any other holder of Series Preferred Stock ranking pari passu on liquidation with the Series A Preferred Stock, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series A Original Issue Price”), plus any declared but unpaid dividends thereon.

b. Payments to Holders of Series B Preferred Stock. Subject to Subsection 2(e), in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to the Corporation’s stockholders, subject to the right of any other holder of Series Preferred Stock ranking pari passu on liquidation with the Series B Preferred Stock, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to $2.47 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series B Original Issue Price”), plus any declared but unpaid dividends thereon.

c. Payments to Holders of Series C Preferred Stock. Subject to Subsection 2(e), in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to the Corporation’s stockholders, subject to the right of any other holder of Series Preferred Stock ranking pari passu on liquidation with the Series C Preferred Stock, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to $8.05 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series C Original Issue Price”), plus any declared but unpaid dividends thereon.

d. Payments to Holders of Series D Preferred Stock. Subject to Subsection 2(e), in the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to the Corporation’s stockholders, subject to the right of any other holder of Series Preferred Stock ranking pari passu on liquidation with the Series D Preferred Stock, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount equal to $5.1817 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) (such amount, as so adjusted from time to time, being hereinafter referred to as the “Series D Original Issue Price”), plus any declared but unpaid dividends thereon.

If upon any such liquidation, dissolution or winding up of the Corporation the assets available for distribution to the Corporation’s stockholders shall be insufficient to pay the holders of shares of Series Preferred Stock the full amount to which they shall be entitled pursuant to Subsections 2(a), 2(b), 2(c) and 2(d), the holders of shares of Series Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

e. Distribution of Remaining Assets. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment of all preferential amounts required to be paid to the holders of shares of Series Preferred Stock in accordance with Subsections 2(a), 2(b), 2(c) and 2(d) above, the remaining assets available for distribution to the Corporation’s stockholders shall be distributed among the holders of the shares of Series A Preferred Stock and Common Stock, pro rata based on the number of shares held by each such holder, treating for this purpose all such shares of Series A Preferred Stock as if they had been converted to Common Stock pursuant to the terms of the Certificate of Incorporation immediately prior to such liquidation, dissolution or winding up of the Corporation; provided, however, that (i) if the aggregate per share amount which the holders of Series A Preferred Stock would be entitled to receive under Subsections 2(a) and 2(e), without giving effect to this proviso, shall exceed two times (2x) the Series A Original Issue Price (such amount that is two times (2x) the Series A Original Issue Price, the “Series A Maximum Participation Amount”), the holders of Series A Preferred Stock shall instead be entitled to receive upon such liquidation, dissolution or winding up of the Corporation a per share amount equal to the greater of (x) the Series A Maximum Participation Amount or (y) the per share amount such holders would have received if all such holders had converted their shares of Series A Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation and (ii) the holders of Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Corporation a per share amount equal to the greater of (A) the per share amount which the holders of such Preferred Stock would be entitled to receive under Subsection 2(b), 2(c) or 2(d), as applicable, or (B) the per share amount such holders would have received if all holders of such series of Preferred Stock had converted their shares of such series of Preferred Stock into Common Stock immediately prior to such liquidation, dissolution or winding up of the Corporation, plus any declared but unpaid dividends thereon.

f. Deemed Liquidation Events.

i. The following events shall be deemed to be a liquidation of the Corporation for purposes of this Section 2 (a “Deemed Liquidation Event”), unless the holders of greater than fifty percent (50%) of the then outstanding shares of Series Preferred Stock, voting together as a single class, elect otherwise by written notice given to the Corporation at least three day prior to the effective date of any such event:

A. a merger or consolidation in which

I.	the Corporation is a constituent party or

II.	a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation (provided that, for the purpose of this Subsection 2(f)(i), all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such merger or consolidation or upon conversion of Convertible Securities outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of Common Stock are converted or exchanged); or

B. the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets or technology of the Corporation and its subsidiaries taken as a whole except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned subsidiary of the Corporation.

ii. The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(f)(i)(A)(I) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b), 2(c), 2(d) and 2(e) above.

iii. The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection 2(f)(i)(A)(II) or (B) above unless, in connection with such Deemed Liquidation Event, the Corporation adopts a plan of distribution that is in accordance with applicable law and in form and substance satisfactory to the holders of greater than fifty percent (50%) of the then outstanding shares of Series Preferred Stock, voting together as a single class providing that the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold, transferred, disposed of, leased or licensed on an exclusive basis, as determined in good faith by the Board of Directors of the Corporation) and any remaining assets of the Corporation be distributed to the Corporation’s stockholders in accordance with Subsections 2(a), 2(b), 2(c), 2(d) and 2(e) above by effecting a dissolution of the Corporation under the General Corporation Law, a redemption of the Corporation’s capital stock or other means of distribution approved by the holders of greater than fifty percent (50%) of the then outstanding shares of Series Preferred Stock, voting together as a single class.

iv. If any assets of the Corporation distributed to stockholders in connection with this Section 2 are other than cash, then the value of such assets shall be their fair market value as determined by the Board of Directors of the Corporation in good faith, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

A. The method of valuation of securities not subject to investment letter, escrow or other restrictions on free marketability shall be as follows:

I.	unless otherwise specified in a definitive agreement for the acquisition of the Corporation, if the securities are then traded on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the distribution; and

II.	if (I) above does not apply but the securities are actively traded over-the-counter, then, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

III.	if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

B. The method of valuation of securities subject to investment letter, escrow or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Subsection 2(f)(iv)(A)(I), (II) and (III) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

3. Voting.

a. On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), each holder of outstanding shares of Series Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Except as provided by law or as provided in this Certificate of Incorporation, holders of Series Preferred Stock shall vote together with the holders of Common Stock, and with the holders of any other series of Preferred Stock the terms of which so provide, as a single class.

b. The holders of Series A Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Corporation (the “Series A Directors”). The Series A Directors may be removed with or without cause by, and only by, the affirmative vote of the holders of at least sixty five percent (65%) of the then outstanding shares of Series A Preferred Stock, voting as a separate series, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. The holders of a majority of the outstanding Common Stock, voting as a separate class, shall be entitled to elect one (1) director of the Corporation (the “Common Director”). The Common Director may be removed with or without cause by, and only by, the affirmative vote of the holders of a majority of the outstanding Common Stock, voting as a separate class, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders. If the holders of shares of Series A Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate series or class, pursuant to the preceding sentences of this Subsection 3(b), then any directorship not so filled shall remain vacant until such time as the holders of the Series A Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate series or class. The holders of record of the shares of Common Stock and Series Preferred Stock, voting together as a single class, shall be entitled to elect the balance of the total number of directors of the Corporation. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director. Except as otherwise provided in this Subsection 3(b), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Subsection 3(b).

c. At any time when at least 4,000,000 shares of Series Preferred Stock (subject to appropriate adjustment in the event of any dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding) are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, without the written consent or affirmative vote of the holders of greater than fifty percent (50%) of the then outstanding shares of Series Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class, the Corporation shall not, either directly or by amendment, merger, consolidation or otherwise:

i. effect any liquidation, dissolution, winding up, merger, consolidation, recapitalization or reorganization of the Corporation, consummate a Deemed Liquidation Event, or consent to any of the foregoing;

ii. amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation;

iii. create any additional class or series of shares of stock unless the same ranks junior to the Series Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends and redemption rights, or increase the authorized number of shares of Series Preferred Stock or increase the authorized number of shares of any other class or series of shares of stock unless the same ranks junior to the Series Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends and redemption rights, or create or authorize any obligation or security convertible into shares of any class or series of stock unless the same ranks junior to the Series Preferred Stock with respect to the distribution of assets on the liquidation, dissolution or winding up of the Corporation and with respect to the payment of dividends and redemption rights;

iv. purchase or redeem or pay or declare any dividend or make any distribution on, any shares of stock other than the Series Preferred Stock as expressly authorized herein, or permit any subsidiary of the Corporation to take any such action, except for (i) payment of dividends or other distributions on the Common Stock solely in the form of additional shares of Common Stock or (ii) the repurchase of securities from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof;

v. increase the number of Reserved Shares (as defined below); or

vi. increase or decrease the authorized number of directors constituting the Board of Directors.

4. Optional Conversion.

The holders of the Series Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

a. Right to Convert.

i. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price (as defined below) in effect at the time of conversion. The “Series A Conversion Price” shall initially be $1.30. Such initial Series A Conversion Price, and the rate at which shares of Series A Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

ii. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Series B Conversion Price (as defined below) in effect at the time of conversion. The “Series B Conversion Price” shall initially be $3.211. Such initial Series B Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

iii. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series C Original Issue Price by the Series C Conversion Price (as defined below) in effect at the time of conversion. The “Series C Conversion Price” shall initially be $10.465. Such initial Series C Conversion Price, and the rate at which shares of Series C Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

iv. Each share of Series D Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series D Original Issue Price by the Series D Conversion Price (as defined below) in effect at the time of conversion. The “Series D Conversion Price” shall initially be $11.93868. Such initial Series D Conversion Price, and the rate at which shares of Series D Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

In the event of a notice of redemption of any shares of Series Preferred Stock pursuant to Section 6 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not paid on such redemption date, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion

Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Series Preferred Stock.

b. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred Stock the holder is at the time converting into Common Stock and the aggregate number of shares of Common Stock issuable upon such conversion.

c. Mechanics of Conversion.

i. In order for a holder of Series Preferred Stock to voluntarily convert shares of Series Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, issue and deliver at such office to such holder of Series Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

ii. The Corporation shall at all times when the Series Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate of Incorporation. Before taking any action which would cause an adjustment reducing the Series A Conversion Price, in the case of the Series A Preferred Stock, the Series B Conversion Price, in the case of the Series B Preferred Stock, the Series C Conversion Price, in the case of the Series C Preferred Stock or the Series D Conversion Price, in the case of the Series D Preferred Stock (individually or collectively, as applicable, the “Applicable Conversion Price”) below the then par value of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Applicable Conversion Price.

iii. All shares of Series Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except for the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon; provided, however, that the Corporation shall be under no obligation to pay Accruing Dividends upon the conversion of shares of Series Preferred Stock unless declared by the Board of Directors prior to such conversion. Any shares of Series Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of such series, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Series Preferred Stock accordingly.

iv. Upon any such conversion, no adjustment to the Applicable Conversion Price shall be made for any declared but unpaid dividends on the Series Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

v. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

d. Adjustments to Applicable Conversion Price for Dilutive Issues.

i. Special Definitions. For purposes of this Article Fourth, the following definitions shall apply:

A. “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

B. “Series D Original Issue Date” shall mean the date on which the first share of Series D Preferred Stock was issued.

C. “Convertible Securities” shall mean any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, including the Series Preferred Stock but excluding Options.

D. “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Subsection 4(d)(iii) below, deemed to be issued) by the Corporation after the Series D Original Issue Date, other than the following (“Exempted Securities”):

I.	shares of Common Stock issued or deemed issued as a dividend or distribution on Series Preferred Stock;

II.	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Subsection 4(e) or 4(f) below;

III.	up to 6,141,524 shares of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding), or such greater number approved by the holders of greater than fifty percent (50%) of the then outstanding shares of Series Preferred Stock, voting together as a single class (the “Reserved Shares”), issued or deemed issued to employees, officers, directors, consultants and advisors of the Corporation and any of its subsidiaries pursuant to the Amended and Restated 2004 Stock Option and Incentive Plan of the Corporation, as amended, or any other equity award plan, agreement or arrangement approved by the Board of Directors of the Corporation, whether issued before or after the Series D Original Issue Date (provided that any Options for such shares that expire or terminate unexercised or any restricted stock repurchased by the Corporation at cost shall not be counted toward such maximum number unless and until such shares are regranted as new stock grants (or as new Options) pursuant to the terms of any such plan, agreement or arrangement);

IV.	shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

V.	shares of Common Stock (and/or options or warrants therefor), or shares of Convertible Securities (and/or options or warrants therefor) which are convertible into up to a maximum of 410,000 shares of Common Stock (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the number of such shares issued and outstanding), issued or issuable to parties providing the Corporation with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar financing, or issuable to parties entering into strategic agreements with the Corporation, in each case, under arrangements approved by the Board of Directors (including the Series A Directors then serving on the Board of Directors);

VI.	shares of Common Stock issued or issuable pursuant to the acquisition of another business entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization or pursuant to a joint venture agreement, technology license agreement or strategic partnership, in each case, under arrangements approved by the Board of Directors (including the Series A Directors then serving on the Board of Directors); and

VII.	shares of Common Stock issued or issuable pursuant to a Qualified Public Offering (as defined below).

ii. No Adjustment of Applicable Conversion Price. No adjustment in the Applicable Conversion Price shall be made as the result of the issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Corporation receives written notice from the holders of greater than fifty percent (50%) of the then outstanding shares of Series Preferred Stock, voting together as a single class, agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

iii. Deemed Issue of Additional Shares of Common Stock.

A. If the Corporation at any time or from time to time after the Series D Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), (IV), (V) or (VI)) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

B. If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) below, are revised (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then, effective upon such increase or decrease becoming effective, the Applicable Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Applicable Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no adjustment pursuant to this clause (B) shall have the effect of increasing the Applicable Conversion Price to an amount which exceeds the lower of (i) the Applicable Conversion Price on the original adjustment date, or (ii) the Applicable Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

C. If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which, upon exercise, conversion or exchange thereof, would entitle the holder thereof to receive Exempted Securities pursuant to Subsections 4(d)(i)(D)(I), (II), (III), (IV), (V) or (VI)), the issuance of which did not result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) below (either because the consideration per share (determined pursuant to Subsection 4(d)(v) hereof) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Applicable Conversion Price then in effect, or because such Option or Convertible Security was issued before the Series D Original Issue Date), are revised after the Series D Original Issue Date (either automatically pursuant to the provisions contained therein or as a result of an amendment to such terms) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Subsection 4(d)(iii)(A) above) shall be deemed to have been issued effective upon such increase or decrease becoming effective. If the change in such Option or Convertible Security causes an adjustment pursuant to this provision and such Option or Convertible Security is then further changed as a result of the adjustments made pursuant to this provision, no further adjustment shall be made hereunder as a result of the further automatic change in such Option or Convertible Security.

iv. Adjustment of Applicable Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Corporation shall at any time after the Series D Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Subsection 4(d)(iii)), without consideration or for a consideration per share less than the Applicable Conversion Price in effect immediately prior to such issue, then the Applicable Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1 * ((A + B) ÷ (A + C))

For purposes of the foregoing formula, the following definitions shall apply:

A. “CP2” shall mean the Applicable Conversion Price in effect immediately after such issue of Additional Shares of Common Stock;

B. “CP1” shall mean the Applicable Conversion Price in effect immediately prior to such issue of Additional Shares of Common Stock;

C. “A” shall mean the number of shares of Common Stock outstanding and deemed outstanding immediately prior to such issue of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issue, whether or not vested, or upon conversion of Convertible Securities (including the Series Preferred Stock) outstanding immediately prior to such issue);

D. “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

E. “C” shall mean the number of such Additional Shares of Common Stock issued in such transaction.

v. Determination of Consideration. For purposes of this Subsection 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

A. Cash and Property: Such consideration shall:

I.	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

II.	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation; and

III.	in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (I) and (II) above, as determined in good faith by the Board of Directors of the Corporation.

B. Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing

I.	the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

II.	the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

vi. Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Applicable Conversion Price pursuant to the terms of Subsection 4(d)(iv) above, and such issuance dates occur within a period of no more than thirty (30) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any adjustments as a result of any subsequent issuances within such period).

e. Adjustment for Stock Splits and Combinations. In case the Corporation shall at any time after the Series D Original Issue Date subdivide (by any stock split, stock dividend or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Applicable Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and, conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, the Applicable Conversion Price in effect immediately prior to such combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

f. Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares of Common Stock, then and in each such event the Applicable Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Applicable Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, that if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Applicable Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series Preferred Stock had been converted into Common Stock on the date of such event.

g. Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Series D Original Issue Date shall make or issue, or fix a record date for the determination of holders of capital stock of the Corporation entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of shares of Common Stock in respect of outstanding shares of Common Stock) or in other property, then and in each such event the holders of Series Preferred Stock shall receive, simultaneously with the distribution to the holders of such capital stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding shares of Series Preferred Stock had been converted into Common Stock on the date of such event.

h. Adjustment for Merger or Reorganization, etc. Subject to the provisions of Section 2, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Common Stock (but not the Series Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections (e), (f) or (g) of this Section 4), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of Series Preferred Stock shall thereafter be convertible into, in lieu of the Common Stock into which it was convertible prior to such event, the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Corporation issuable upon conversion of one share of Series Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors of the Corporation) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Applicable Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series Preferred Stock.

i. Adjustment for Certain Initial Public Offerings.

i. If, and only if, (A) the Corporation issues or sells shares of Common Stock in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), and (B) the price per share to the public in such IPO (the “IPO Price”) is greater than or equal to $26.94 (such price, subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations, the “Target IPO Price”), then the Series D Conversion Price in effect immediately prior to the IPO (without giving effect to any adjustment pursuant to this Subsection 4(i)(i)) shall be adjusted to a price that would be in effect if (x) the Series D Conversion Price on the Series D Original Issue Date had been $13.47242 and (y) any provision in this Certificate of Incorporation providing for the adjustment of the Series D Conversion Price following the Series D Original Issue Date had been applied as if the Series D Conversion Price on the Series D Original Issue Date was equal to $13.47242.

ii. If, and only if, (A) the Corporation issues or sells shares of Common Stock in an IPO and (B) the IPO Price is less than the Target IPO Price (the “Actual IPO Price”), then the Series D Conversion Price in effect immediately prior to the IPO (without giving effect to any adjustment pursuant to this Subsection 4(i)(ii)) shall be adjusted to a price that would be in effect if (x) the Series D Conversion Price on the Series D Original Issue Date had been equal to the greater of (a) $11.93868 or (b) the product of $13.47242, times a fraction, the numerator of which is the Actual IPO Price and the denominator of which is the Target IPO Price (the “Assumed IPO Conversion Price”) and (y) any provision in this Certificate of Incorporation providing for the adjustment of the Series D Conversion Price following the Series D Original Issue Date had been applied as if the Series D Conversion Price on the Series D Original Issue Date was equal to the Assumed IPO Conversion Price; provided, however, that (1) in no event shall the adjustment pursuant to this Section 4(i)(ii) result in a decrease in the Series D Conversion Price in effect immediately prior to the IPO and (2) in no event shall the adjustment pursuant to this Subsection 4(i)(ii) result in an increase of the Series D Conversion Price above the price that would have resulted under Subsection 4(i)(i) if Subsection 4(i)(i) had applied to such IPO.

iii. The adjustments set forth in this Subsection 4(i) shall be effective as of immediately prior to, and shall be subject to, the closing of the IPO and shall be reflected in calculating the number of shares of Common Stock issuable upon conversion of each shares of Series D Preferred Stock upon consummation of the IPO. Any adjustment pursuant to this Subsection 4(i) shall be treated for United States tax purposes as a recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”).

j. Adjustment for Specified Deemed Liquidation Events.

i. If, and only if, (A) the Corporation consummates a Deemed Liquidation Event and (B) the assets available for distribution to each share of Series D Preferred Stock in such Deemed Liquidation Event pursuant to Subsection 2 (the “DLE Price”) would be, without giving effect to any adjustment pursuant to this Subsection 4(j)(i), greater than or equal to $26.94 (such price, subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations, the “Target DLE Price”), then the Series D Conversion Price in effect immediately prior to the Deemed Liquidation Event (without giving effect to any adjustment pursuant to this Subsection 4(j)(i)) shall be adjusted to a price that would be in effect if (x) the Series D Conversion Price on the Series D Original Issue Date had been $13.47242 and (y) any provision in this Certificate of Incorporation providing for the adjustment of the Series D Conversion Price following the Series D Original Issue Date had been applied as if the Series D Conversion Price on the Series D Original Issue date was equal to $13.47242.

ii. If, and only if, (A) the Corporation consummates a Deemed Liquidation Event and (B) the DLE Price in such Deemed Liquidation Event would be, without giving effect to any adjustment pursuant to this Subsection 4(j)(ii), less than the Target DLE Price (the “Actual DLE Price”), then the Series D Conversion Price in effect immediately prior to the Deemed Liquidation Event (without giving effect to any adjustment pursuant to this Subsection 4(j)(ii)) shall be adjusted to a price that would be in effect if (x) the Series D Conversion Price on the Series D Original Issue Date had been equal to the greater of (a) $11.93868 or (b) the product of $13.47242 times a fraction, the numerator of which is the Actual DLE Price and the denominator is the Target DLE Price (the “Assumed DLE Conversion Price”) and (y) any provision in this Certificate of Incorporation providing for the adjustment of the Series D Conversion Price following the Series D Original Issue Date had been applied as if the Series D Conversion Price on the Series D Original Issue Date was equal to the Assumed DLE Conversion Price; provided, however, that (1) in no event shall the adjustment pursuant to this Section 4(j)(ii) result in a decrease in the Series D Conversion Price in effect immediately prior to the Deemed Liquidation Event and (2) in no event shall the adjustment pursuant to this Subsection 4(j)(ii) result in an increase of the Series D Conversion Price above the price that would have resulted under Subsection 4(j)(i) if Subsection 4(j)(i) had applied to such Deemed Liquidation Event.

iii. The adjustments set forth in this Subsection 4(j) shall be effective as of immediately prior to, and shall be subject to, the closing of the Deemed Liquidation Event and shall be reflected in calculating the number of shares of Common Stock issuable upon conversion of each shares of Series D Preferred Stock upon consummation of the Deemed Liquidation Event. Any adjustment pursuant to this Subsection 4(j) shall be treated for United States tax purposes as a recapitalization under Section 368(a)(1)(E) of the Code.

k. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Applicable Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series Preferred Stock (but in any event not later than ten (10) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Applicable Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series Preferred Stock.

l. Notice of Record Date. In the event:

i. the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right; or

ii. of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, or any Deemed Liquidation Event; or

iii. of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Series Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other stock or securities at the time issuable upon the conversion of the Series Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series Preferred Stock and the Common Stock. Such notice shall be sent at least ten (10) days prior to the record date or effective date for the event specified in such notice. Any notice required by the provisions hereof to be given to a holder of shares of Series Preferred Stock shall be deemed sent to such holder if deposited in the United States mail, postage prepaid, and addressed to such holder at his, her or its address appearing on the books of the Corporation.

5. Mandatory Conversion.

a. Upon the closing of the sale of shares of Common Stock to the public at a price of at least $10.00 per share (subject to appropriate adjustment for stock splits, stock dividends, combinations and other similar recapitalizations affecting the number of such shares issued and outstanding), in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of proceeds, net of the underwriting discount and commissions, to the Corporation (a “Qualified Public Offering”), (i) all outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate and (ii) such shares may not be reissued by the Corporation as shares of such series (a “QPO Mandatory Conversion”). Prior to a QPO Mandatory Conversion, at the election of the holders of greater than fifty percent (50%) of the then outstanding shares of Series Preferred Stock, acting together as a single class, (i) all or any portion of the outstanding shares of Series Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective applicable conversion rate, and (ii) such shares may not be reissued by the Corporation as shares of such series (an “Elected Mandatory Conversion”). In the event of an Elected Mandatory Conversion for less than all outstanding shares of Series Preferred Stock, the percentage of outstanding shares of each series of Series Preferred Stock converted into Common Stock in connection with such Elected Mandatory Conversion shall be the same across all series of Series Preferred Stock. The date on which the QPO Mandatory Conversion or any Elected Mandatory Conversion occurs shall be referred to as a “Mandatory Conversion Date.”

b. All holders of record of shares of Series Preferred Stock shall be given written notice of a Mandatory Conversion Date and the place designated for mandatory conversion of all or any portion of such shares of Series Preferred Stock pursuant to this Section 5. Such notice need not be given in advance of the occurrence of a Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Series Preferred Stock. Upon receipt of such notice, each holder of shares of Series Preferred Stock shall surrender his, her or its certificate or certificates for all such or any portion of such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section 5. On a Mandatory Conversion Date, all (in the case of a full mandatory conversion), or the appropriate number of (in the case of a partial mandatory conversion), outstanding shares of Series Preferred Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Series Preferred Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except for the rights of the holders thereof, upon surrender of their certificate or certificates therefor (or lost certificate affidavit and agreement), to receive the items provided for in the last sentence of this Subsection 5(b). If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. As soon as practicable after a Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for Series Preferred Stock, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Subsection 4(b) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends (but not any undeclared Accruing Dividends on the shares of Series Preferred Stock so converted).

c. All certificates evidencing shares of Series Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof shall, from and after a Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Series Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. Such converted Series Preferred Stock may not be reissued as shares of such Series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred Stock accordingly.

6. Redemption.

Except as set forth in this Section 6, the Corporation shall not have the right to call or redeem at any time all or any shares of Series Preferred Stock. Shares of (i) Series A Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a per share price equal to $1.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding), plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series A

Redemption Price”), (ii) Series B Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a per share price equal to $2.47 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding), plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series B Redemption Price”), (iii) Series C Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a per share price equal to $8.05 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding), plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series C Redemption Price,”) and (iv) Series D Preferred Stock shall be redeemed by the Corporation out of funds lawfully available therefor at a per share price equal to $5.1817 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting the number of such shares issued and outstanding), plus any Accruing Dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon (the “Series D Redemption Price,” and together with the Series A Redemption Price, the Series B Redemption Price and the Series C Redemption Price, individually or collectively, as applicable, the “Applicable Redemption Price”), in three annual installments commencing 60 days after receipt by the Corporation of written notice from the holders of greater than fifty percent (50%) of the then outstanding shares of Series Preferred Stock, voting together as a single class, requesting redemption of all shares of Series Preferred Stock, which notice may be delivered at any time following March 25, 2015 (the date of each such installment being referred to as a “Redemption Date”). On each Redemption Date, the Corporation shall redeem, (i) on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each holder, that number of outstanding shares of Series A Preferred Stock determined by dividing (A) the total number of shares of Series A Preferred Stock outstanding immediately prior to such Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies), (ii) on a pro rata basis in accordance with the number of shares of Series B Preferred Stock owned by each holder, that number of outstanding shares of Series B Preferred Stock determined by dividing (A) the total number of shares of Series B Preferred Stock outstanding immediately prior to such Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies), (iii) on a pro rata basis in accordance with the number of shares of Series C Preferred Stock owned by each holder, that number of outstanding shares of Series C Preferred Stock determined by dividing (A) the total number of shares of Series C Preferred Stock outstanding immediately prior to such Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies) and (iv) on a pro rata basis in accordance with the number of shares of Series D Preferred Stock owned by each holder, that number of outstanding shares of Series D Preferred Stock determined by dividing (A) the total number of shares of Series D Preferred Stock outstanding immediately prior to such Redemption Date by (B) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

If the Corporation does not have sufficient funds legally available to redeem on any Redemption Date all shares of Series Preferred Stock and of any other class or series of stock to be redeemed on such Redemption Date, the Corporation shall redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the legally available funds were sufficient to redeem all such shares, and shall redeem the remaining shares to have been redeemed as soon as practicable after the Corporation has funds legally available therefor. Notwithstanding anything to the contrary set forth herein, any holder of Series Preferred Stock may waive its right to have all or any portion of its shares of Series Preferred Stock redeemed on a Redemption Date.

a. Redemption Notice. Written notice of the mandatory redemption (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Series Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than 40 days prior to each Redemption Date. Each Redemption Notice shall state:

I.	the number of shares of Series Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

II.	the Redemption Date and the Applicable Redemption Price;

III.	the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Subsection 4(a)); and

IV.	that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series Preferred Stock to be redeemed.

b. Surrender of Certificates; Payment. On or before the applicable Redemption Date, each holder of shares of Series Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 4 hereof, shall surrender the certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Applicable Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event less than all of the shares of Series Preferred Stock represented by a certificate are redeemed, a new certificate representing the unredeemed shares of Series Preferred Stock shall promptly be issued to such holder.

c. Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Applicable Redemption Price payable upon redemption of the shares of Series Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except for the right of the holders to receive the Applicable Redemption Price without interest upon surrender of their certificate or certificates therefor.

d. Redeemed or Otherwise Acquired Shares. Any shares of Series Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series Preferred Stock following redemption.

7. Waiver. Holders of greater than fifty percent (50%) of the then-outstanding shares of Series Preferred Stock, voting together as a single class, may waive, in any instance and for any reason, any of the rights, preferences and privileges applicable to the Series Preferred Stock.

C. UNDESIGNATED PREFERRED STOCK

The Board of Directors or any authorized committee thereof is expressly authorized, to the fullest extent permitted by law, to provide by resolution or resolutions for, out of the unissued shares of Undesignated Preferred Stock, the issuance of the shares of Undesignated Preferred Stock in one or more series of such stock, and by filing a certificate of designations pursuant to applicable law of the State of Delaware, to establish or change from time to time the number of shares of each such series, and to fix the designations, powers, including voting powers, full or limited, or no voting powers, preferences and the relative, participating, optional or other special rights of the shares of each series and any qualifications, limitations and restrictions thereof.

ARTICLE V

STOCKHOLDER ACTION

Effective from and after the mandatory conversion of all outstanding shares of Pre-IPO Preferred pursuant to Section 5 of Part B of Article IV of this Certificate of Incorporation (the time at which such mandatory conversion occurs being referred to herein as the “Mandatory Conversion Time”):

1. Action without Meeting. Any action required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders and may not be taken or effected by a written consent of stockholders in lieu thereof.

2. Special Meetings. Except as otherwise required by statute and subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock, special meetings of the stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution approved by the affirmative vote of a majority of the Directors then in office, and special meetings of stockholders may not be called by any other person or persons. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation.

ARTICLE VI

DIRECTORS

A. Before and after the Mandatory Conversion Time:

1. General. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided herein or required by law.

B. Effective from and after the Mandatory Conversion Time:

2. Election of Directors. Election of Directors need not be by written ballot unless the By-laws of the Corporation (the “By-laws”) shall so provide.

3. Number of Directors; Term of Office. The number of Directors of the Corporation shall be fixed solely and exclusively by resolution duly adopted from time to time by the Board of Directors. The Directors, other than those who may be elected by the holders of any series of Undesignated Preferred Stock, shall be classified, with respect to the term for which they severally hold office, into three classes, as nearly equal in number as reasonably possible. The initial Class I Directors of the Corporation shall be Deborah Besemer, Scott Kurnit and David Orfao; the initial Class II Directors of the Corporation shall be James Breyer and David Mendels; and the initial Class III Directors of the Corporation shall be Jeremy Allaire and Elizabeth Nelson. The initial Class I Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2013, the initial Class II Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2014, and the initial Class III Directors shall serve for a term expiring at the annual meeting of stockholders to be held in 2015. At each annual meeting of stockholders, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Notwithstanding the foregoing, the Directors elected to each class shall hold office until their successors are duly elected and qualified or until their earlier resignation, death or removal.

Notwithstanding the foregoing, whenever, pursuant to the provisions of Article IV of this Certificate, the holders of any one or more series of Undesignated Preferred Stock shall have the right, voting separately as a series or together with holders of other such series, to elect Directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate and any certificate of designations applicable to such series.

4. Vacancies. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors and to fill vacancies in the Board of Directors relating thereto, any and all vacancies in the Board of Directors, however occurring, including, without limitation, by reason of an increase in the size of the Board of Directors, or the death, resignation, disqualification or removal of a Director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining Directors then in office, even if less than a quorum of the Board of Directors, and not by the stockholders. Any Director appointed in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor shall have been duly elected and qualified or until his or her earlier resignation, death or removal. Subject to the rights, if any, of the holders of any series of Undesignated Preferred Stock to elect Directors, when the number of Directors is increased or decreased, the Board of Directors shall, subject to Article VI.3 hereof, determine the class or classes to which the increased or decreased number of Directors shall be apportioned; provided, however, that no decrease in the number of Directors shall shorten the term of any incumbent Director. In the event of a vacancy in the Board of Directors, the remaining Directors, except as otherwise provided by law, shall exercise the powers of the full Board of Directors until the vacancy is filled.

5. Removal. Subject to the rights, if any, of any series of Undesignated Preferred Stock to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

ARTICLE VII

LIMITATION OF LIABILITY

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Any amendment, repeal or modification of this Article VII by either of (i) the stockholders of the Corporation or (ii) an amendment to the DGCL, shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring before such amendment, repeal or modification of a person serving as a Director at the time of such amendment, repeal or modification.

ARTICLE VIII

AMENDMENT OF BY-LAWS

1. Amendment by Directors. Except as otherwise provided by law, the By-laws of the Corporation may be amended or repealed by the Board of Directors by the affirmative vote of a majority of the Directors then in office.

2. Amendment by Stockholders. The By-laws of the Corporation may be amended or repealed at any annual meeting of stockholders, or special meeting of stockholders called for such purpose, by the affirmative vote of at least 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class; provided, however, that if the Board of Directors recommends that stockholders approve such amendment or repeal at such meeting of stockholders, such amendment or repeal shall only require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, voting together as a single class.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Effective from and after the Mandatory Conversion Time, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, and in addition to any other vote of holders of capital stock that is required by this Certificate or by law, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose; provided, however, that the affirmative vote of not less than 75% of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of not less than 75% of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of Article V, Article VI, Article VII, Article VIII or Article IX of this Certificate.

ARTICLE X

EXCLUSIVE JURISDICTION OF DELAWARE COURTS

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, Certificate of Incorporation or the By-laws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

[End of Text]

THIS TENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION is executed as of this     day of February, 2012.

BRIGHTCOVE INC.

By:
Jeremy Allaire
Chief Executive Officer